_____________________
                                                   |    OMB APPROVAL     |
                                                   |_____________________|
                                                   |OMB NUMBER: 3235-0145|
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   DECEMBER 31, 2005 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...11   |
                   SCHEDULE 13G/A                  |_____________________|



                   Under the Securities Exchange Act of 1934


                       Loehmann's Holdings, Inc. (LHMS)
------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $.01 per share
------------------------------------------------------------------------------
                        (Title of Class and Securities)


                                  540417102
-----------------------------------------------------------------------------
                              (CUSIP Number)


                               December 31, 2002
 ------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [  ]  Rule 13d-1(b)

     [x ]  Rule 13d-1(c)

     [  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------
CUSIP No. 540417102             SCHEDULE 13G               Page 2 of 4
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  Richard A. Rubin

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [x]
                                                           (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                      295,500 shares
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                       0 shares
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                        295,500 shares
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                          0 shares
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          295,500 shares*
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                      [ ]

------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.44%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)

         IN
------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership of the listed shares is disclaimed pursuant to Rule 13d-4.

------------------------------------------------------------------------------
CUSIP No. 540417102            SCHEDULE 13G              Page 3 of 4
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  Hawkeye Capital Management LLC  - 134 092 634

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [x]
                                                           (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                      0 shares
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                       0 shares
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                        0 shares
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                          0 shares
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          295,500 shares*
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                      [ ]

------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.44%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)

                  CO
------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership of the listed shares is disclaimed pursuant to Rule 13d-4.

------------------------------------------------------------------------------
CUSIP No. 540417102                 SCHEDULE 13G              Page 4 of 4
------------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  Hawkeye Capital LP -  134 092 631

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  [x]
                                                           (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                      0 shares
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                       0 shares
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                        0 shares
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                          0 shares
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          295,500 shares*
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                      [ ]

------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.44%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)

                  PN
------------------------------------------------------------------------------

* This number is included solely for the purposes of identifying shares as to which this Schedule 13G relates and is qualified in its entirety by the information in this Schedule 13G. Beneficial ownership of the listed shares is disclaimed pursuant to Rule 13d-4.

Item 1(a).        Name of Issuer:

                  Loehmann's Holdings Inc. (LHMS)

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2500 Halsey Street, Bronx, NY 10461

Item 2(a).        Name of Persons Filing:

                  This Schedule 13G is being filed jointly by Richard A. Rubin, Hawkeye Capital Management LLC and Hawkeye Capital LP (collectively the "Reporting Persons")with respect to shares of Common Stock of Loehmann's Holdings Inc. which the Reporting Persons may be deemed to beneficially own pursuant to Section 13(d) of the Exchange Act.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The principal place of business of each Reporting Person is

                  200 West 57th Street
                  New York, NY 10019

Item 2(c).        Citizenship:

                  Rich Rubin is a citizen of the United States and the other Reporting Persons were organized in the United States.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  540 417 102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b), Check Whether the Person Filing is a:

                  Not applicable.

Item 4.           Ownership.

   (a)   Amount Beneficially Owned:   295,500 shares

   (b)   Percent of Class:  4.44%

                  Hawkeye Capital LP, a pooled investment vehicle organized as a partnership, owns 295,500 shares of Loehmann's Holdings Inc. Common Stock which may be deemed to be beneficially owned by each Reporting Person and as to which Rich Rubin has sole voting power and dispositive power in his role as manager of Hawkeye Capital Management LLC, the general partner of Hawkeye Capital LP.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2003



                                              /s/ Richard Rubin
                                              ---------------------------
                                              Richard Rubin


                                              /s/ Rich Rubin
                                              ---------------------------
                                              Hawkeye Capital Management LLC
                                              by Richard Rubin,
                                              Manager


                                              /s/ Richard Rubin
                                              ---------------------------
                                              Hawkeye Capital LP
                                              by Richard Rubin,
                                              Manager of Hawkeye
                                                Capital LLC,
                                              General Partner

                                                                     EXHIBIT A

              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)


         This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, $.01 par value per share, of Loehmann's Holdings Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of February, 2003.



                                             /s/ Richard Rubin
                                             ---------------------
                                             Richard Rubin

                                             /s/ Richard Rubin
                                             ----------------------
                                             Hawkeye Capital Management LLC
                                             by Richard Rubin,
                                             Manager


                                             /s/ Richard Rubin
                                             ----------------------
                                             Hawkeye Capital LP
                                             by Richard Rubin,
                                             Manager of Hawkeye
                                               Capital LLC,
                                             General Partner